Exhibit 99.1

Mueller Industries, Inc. Enters Into Definitive Agreement to Acquire a Majority Interest in Jungwoo Metal Ind. Co., Ltd

MEMPHIS, Tenn., February 19, 2016 – Mueller Industries, Inc. (NYSE:  MLI) announced today the signing of an agreement providing for the purchase of a 60 percent equity interest in Jungwoo Metal Ind. Co., Ltd ("Jungwoo").  Jungwoo is a manufacturer of copper-based pipe joining products, headquartered in Seoul, South Korea, and serving markets worldwide.

"We are excited about joining forces with Jungwoo.  They are a world-class company with whom we have had a long and valuable relationship.  This transaction complements our core copper business by expanding our product offerings and geographic reach for piping systems products," stated Greg Christopher, Mueller Industries Chairman and Chief Executive Officer.

The transaction is subject to certain closing conditions, including Korean regulatory approval, and is expected to be completed in the first quarter of 2016.

Mueller Industries, Inc. is a an industrial manufacturer that specializes in copper and copper alloy manufacturing while also producing goods made from aluminum, steel, and plastics. It is headquartered in Memphis, Tennessee and comprises a network of operations in the United States, Canada, Mexico, Great Britain, and China. Its products include tubing, fittings, valves, vessels, and related items for plumbing and HVACR related piping systems, as well as rod, forgings, extrusions, and various components for OEM applications. Products are distributed into sectors such as building construction, appliance, defense, energy, and automotive.

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Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings. The words "outlook," "estimate," "project," "intend," "expect," "believe," "target," "encourage," "anticipate," "appear," and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT: Jeffrey A. Martin, (901) 753-3226